Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, May 27, 2008	Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD THIRD QUARTER SALES AND EARNINGS

21 percent sales growth drives 27 percent operating income increase

MINNEAPOLIS (May 27, 2008) — Donaldson Company, Inc. (NYSE: DCI) announced third quarter diluted earnings per share (“EPS”) of $0.57, a 16 percent increase from $0.49 last year. Net income was $46.0 million, up from $40.1 million last year. Sales were $587.8 million, a 21 percent increase from $484.0 million in the third quarter of 2007.

For the nine-month period, EPS was $1.52, an increase of 17 percent from $1.30 last year. Net income increased 15 percent to $123.4 million versus $107.4 million last year. Sales were $1.625 billion, up 17 percent from $1.394 billion in fiscal 2007.

“We experienced very broad-based strength this quarter,” said Bill Cook, Chairman, President and CEO. “All of the product groups within our Industrial Products and most of those within our Engine Products posted double-digit sales growth this quarter, both as reported and in local currency. Geographically, sales increased by more than 15 percent in NAFTA and Asia, and by more than 25 percent in Europe. The strong sales growth helped lift our operating margin 40 basis points in the quarter, driving a 27 percent increase in operating income.”

“Looking at the balance of fiscal 2008, we expect our business conditions to remain good. We see sufficient strength across our Engine Products and Industrial Products’ businesses to maintain our sales forecast for both segments and anticipate achieving our first $2 billion revenue year. In addition, we remain confident that we will deliver our 19th consecutive year of record earnings.”

Financial Statement Discussion

The impact of foreign currency translation increased reported sales by $37.0 million, or 7.6 percent, in the quarter and $84.6 million, or 6.1 percent, year-to-date. The impact of foreign currency translation increased reported net earnings by $2.9 million in the quarter and $9.6 million year-to-date.

Gross margins of 32.0 percent for the quarter and 32.3 percent year-to-date compare to prior year margins of 31.0 percent and 31.2 percent for the same periods. As we stated last quarter, we will incur incremental expenses for the balance of this fiscal year related to the implementation of our new warehouse management system in our main U.S. distribution center. The incremental costs related to this for our third quarter were $3.6 million.

Operating expenses for the quarter were 21.2 percent of sales, up from 20.6 percent last year. We continue to invest in essential product development initiatives and in our global Customer support capabilities. Year-to-date operating expenses were 21.3 percent of sales, up from 20.7 percent last year.

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Donaldson Company, Inc.
May 27, 2008

The effective tax rates of 25.6 percent for the quarter and 27.4 percent year-to-date compare to 16.2 percent and 24.5 percent for the same periods last year. The current quarter includes a net tax benefit of $4.0 million due primarily to the expiration of the statute of limitations on matters previously reserved. Last year’s third quarter rate included $7.8 million of favorable adjustments related to the resolution of open foreign and state tax positions, the expiration of the statute of limitations on certain matters previously reserved, and a dividend from a foreign subsidiary.

As part of our ongoing share repurchase program, we repurchased 500,018 shares during the quarter for $20.7 million. Year-to-date, we have repurchased 1,703,718 shares for $69.3 million.

Fiscal 2008 Outlook

Engine Products: We now expect 11 to 13 percent full year sales growth.

•	We expect our NAFTA Transportation Products’ sales to begin growing again in our fourth quarter.
•

We expect the NAFTA residential construction market to remain weak. However, high commodity prices and global infrastructure projects are expected to keep global demand strong for our Customers’ new mining, heavy construction, and agriculture equipment.

•

Our Aftermarket sales are expected to continue growing due to our ongoing expansion into new markets and strong equipment utilization internationally. We expect to continue benefiting from the increasing amount of equipment in the field with our PowerCore™ technology as well as our other new proprietary filtration systems.

Industrial Products: We now expect 17 to 19 percent full year sales growth.

•	Full year Industrial Filtration Solutions’ sales are projected to grow 15 to 20 percent due to continued strong global manufacturing investment and production utilization conditions.
•	We now expect our Gas Turbine Products’ sales to increase 25 to 30 percent for the full year. Continued strength is expected from both the international power generation and the oil and gas markets.
•	Special Applications Products’ sales are expected to grow 15 to 20 percent for the full year.

Other:

•	In our guidance, we assume exchange rates will remain at current levels.
•	We expect our operating margin will be a minimum of 11 percent for the full year, including the impact from our new warehouse management system implementation.
•	Our operating income is projected to be up 17 to 19 percent over the prior year.

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Donaldson Company, Inc.
May 27, 2008

•	Our full year tax rate is now expected to be between 28 and 31 percent.
•	For the third time this year, we are increasing our full year FY08 EPS forecast. We now expect our EPS to be between $2.08 and $2.13 per share.
•	Finally, this year we expect to achieve our 19th consecutive EPS and earnings records.

About Donaldson Company

Donaldson is a leading worldwide provider of air and liquid filtration systems and replacement parts that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for diesel engine equipment and industrial filtration solutions through innovative research and development, superior technology, and global presence. Our almost 13,000 employees contribute to the company’s success by supporting our Customers at more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance, which involve uncertainties that could materially impact results.

The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: currency fluctuations, commodity prices, world economic factors, political factors, the company’s international operations, highly competitive markets, governmental laws and regulations, the implementation of our new warehouse management system in our U.S. distribution center, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.
May 27, 2008

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2008	2007	2008	2007
Net sales	$587,760	$483,988	$1,625,099	$1,394,147

Cost of sales	399,494	334,166	1,100,784	959,243

Gross margin	188,266	149,822	524,315	434,904

Operating expenses	124,744	99,649	346,379	288,163

Operating income	63,522	50,173	177,936	146,741

Other income, net	(2,567)	(1,889)	(4,589)	(5,796)

Interest expense	4,239	4,181	12,555	10,298

Earnings before income taxes	61,850	47,881	169,970	142,239

Income taxes	15,863	7,734	46,590	34,812

Net earnings	$45,987	$40,147	$123,380	$107,427

Weighted average shares outstanding	78,633,945	79,922,357	79,406,931	80,672,942

Diluted shares outstanding	80,525,835	81,826,193	81,398,771	82,671,646

Net earnings per share	$.58	$.50	$1.55	$1.33

Net earnings per share assuming dilution	$.57	$.49	$1.52	$1.30

Dividends paid per share	$.11	$.09	$.31	$.27

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Donaldson Company, Inc.
May 27, 2008

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	April 30 2008	July 31 2007
ASSETS

Cash and cash equivalents	$53,277	$55,237
Accounts receivable – net	419,849	357,341
Inventories – net	260,462	201,221
Prepaids and other current assets	74,544	59,845

Total current assets	808,132	673,644

Other assets	299,649	280,940
Property, plant and equipment – net	405,764	364,433

Total assets	$1,513,545	$1,319,017

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$196,874	$173,862
Employee compensation and other liabilities	159,386	128,301
Notes payable	108,737	123,114
Current maturity long-term debt	32,899	33,667

Total current liabilities	497,896	458,944

Long-term debt	177,362	129,004
Other long-term liabilities	108,595	106,371

Total liabilities	783,853	694,319

Equity	729,692	624,698

Total liabilities and equity	$1,513,545	$1,319,017

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Donaldson Company, Inc.
May 27, 2008

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Nine Months Ended April 30
	2008	2007
OPERATING ACTIVITIES

Net earnings	$123,380	$107,427
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	41,850	35,498
Changes in operating assets and liabilities	(53,541)	(66,518)
Tax benefit of equity plans	(6,588)	(5,041)
Stock option expense	3,762	3,127
Other, net	(5,050)	(27,665)
Net cash provided by operating activities	103,813	46,828

INVESTING ACTIVITIES

Net expenditures on property and equipment	(52,109)	(52,933)
Acquisitions, investments and divestitures, net	(2,475)	(40,299)
Net cash used in investing activities	(54,584)	(93,232)

FINANCING ACTIVITIES

Purchase of treasury stock	(69,284)	(61,890)
Net change in debt	26,548	121,025
Dividends paid	(24,428)	(21,659)
Tax benefit of equity plans	6,588	5,041
Other, net	5,672	5,045
Net cash provided by/(used in) financing activities	(54,904)	47,562

Effect of exchange rate changes on cash	3,715	1,584

Increase (decrease) in cash and cash equivalents	(1,960)	2,742

Cash and cash equivalents – beginning of year	55,237	45,467

Cash and cash equivalents – end of period	$53,277	$48,209

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Donaldson Company, Inc.
May 27, 2008

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended April 30, 2008:
Net sales	$324,992	$262,768	—	$587,760
Earnings before income taxes	43,456	25,997	(7,603)	61,850

3 Months Ended April 30, 2007:
Net sales	$276,660	$207,328	—	$483,988
Earnings before income taxes	35,581	17,801	(5,501)	47,881

9 Months Ended April 30, 2008:
Net sales	$902,488	$722,611	—	$1,625,099
Earnings before income taxes	115,279	70,429	(15,738)	169,970

9 Months Ended April 30, 2007:
Net sales	$793,924	$600,223	—	$1,394,147
Earnings before income taxes	102,125	51,135	(11,021)	142,239

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2008	2007	2008	2007
Engine Products segment:
Off-road Products	$120,932	$92,750	$332,398	$253,113
Transportation Products	33,188	38,395	91,943	132,316
Aftermarket Products	170,872	145,515	478,147	408,495
Total Engine Products segment	$324,992	$276,660	$902,488	$793,924

Industrial Products segment:
Industrial Filtration Solutions Products	$155,208	$125,756	$430,304	$371,328
Gas Turbine Products	58,858	41,201	149,046	110,713
Special Applications Products	48,702	40,371	143,261	118,182
Total Industrial Products segment	$262,768	$207,328	$722,611	$600,223

Total Company	$587,760	$483,988	$1,625,099	$1,394,147

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Donaldson Company, Inc.
May 27, 2008

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2008	2007	2008	2007

Free cash flow	$33,772	$10,303	$51,704	$(6,105)
Net capital expenditures	23,764	16,793	52,109	52,933
Net cash provided by operating activities	$57,536	$27,096	$103,813	$46,828

EBITDA	$79,796	$63,735	$223,556	$187,151
Income taxes	(15,863)	(7,734)	(46,590)	(34,812)
Interest expense (net)	(4,063)	(3,876)	(11,736)	(9,414)
Depreciation and amortization	(13,883)	(11,978)	(41,850)	(35,498)

Net earnings	$45,987	$40,147	$123,380	$107,427

Net sales, excluding foreign currency translation	$550,798	$468,417	$1,540,451	$1,360,392
Foreign currency translation	36,962	15,571	84,648	33,755

Net sales	$587,760	$483,988	$1,625,099	$1,394,147

Net earnings, excluding foreign currency translation	$43,136	$38,772	$113,761	$103,532
Foreign currency translation	2,851	1,375	9,619	3,895

Net earnings	$45,987	$40,147	$123,380	$107,427

Although free cash flow, EBITDA, net sales excluding foreign currency translation and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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